Exhibit 99.1

Fellows Energy Ltd. Closes Financing

For Immediate Release

Broomfield, Colorado, June 17, 2004 - Fellows Energy Ltd. (OTCBB: FLWE)

Broomfield, CO – June 17, 2004 – Fellows Energy Ltd. (“Fellows”) (OTCBB:FLWE) announced today that it has raised approximately $1,000,000 in net proceeds through issuance of a convertible debenture and warrants in a private placement.

Pursuant to agreements dated as of June 4, 2004 Fellows issued a convertible debenture with a conversion price of $1.25 per share of common stock, subject to anti-dilution adjustments, in a private placement to two purchasers. The convertible debenture is secured by the assets of Fellows. In connection with the placement, Fellows also issued warrants to purchase an aggregate amount of up to 400,000 shares at $1.50 per share. The warrants are exercisable for two years following conversion of the convertible debenture at an exercise price of $1.50, subject to anti-dilution adjustments. The offering resulted in gross proceeds to the Fellows, prior to the deduction of fees and costs, of approximately $1,000,000. The net proceeds from the offering will be used by Fellows for working capital needs and other general corporate purposes.

The conversion price of the convertible debenture and the exercise price of the warrants are subject to customary anti-dilution rights. In addition, if Fellows issues common stock at a price less than the conversion price of the convertible debenture, then the conversion price shall be reduced to such lower price. Under such circumstances, the exercise price of the warrants would be adjusted to the same price as the conversion price. As part of the placement, Fellows agreed to provide piggyback registration rights to register for resale all of the shares of Common Stock issuable upon conversion of the convertible debenture and upon exercise of the warrants. This summary of the terms is general in nature and is qualified by reference to the actual Agreements attached as exhibits to Fellows’ Form 8-K, filed on June 17, 2004. Stockholders desiring a more complete understanding of these securities are urged to refer to such exhibits.

The issuance of the above-referenced securities were exempt from registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of such Securities Act and Regulation D promulgated thereunder based upon the representations of the Purchaser that it was an “accredited investor” (as defined under Rule 501 of Regulation D) and that it was purchasing such securities without a present view toward a distribution of the securities. In addition, there was no general solicitation conducted in connection with the sale of the securities.

The convertible debenture, the warrants and the shares of common stock issuable upon conversion thereof have not been and may not be offered or sold in the United States absent registration under the Securities Acts of 1933 or an applicable exemption from the registration requirements of the Securities Act of 1933.

About Fellows

Fellows specializes in exploration for oil and gas in the Rocky Mountains with a particular focus on exploration for coal bed methane, shallow gas and other properties with oil and gas potential. The net proceeds from the offering will be used by Fellows for working capital needs and other general corporate purposes.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. Fellows assumes no obligation to update the information contained in this press release.

Contact:

Fellows Energy Ltd.

George S. Young, 303-327-1525